SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No.1)*

Renaissance Acquisition Corp.

(Name of Issuer)

Common Stock
(Title of Class of Securities)

75966C305
(CUSIP Number)

December 31, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Merrill Lynch, Pierce, Fenner & Smith, Inc. as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Charles Schwab & Co., Inc. as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Delaware Charter Guarantee & Trust Company as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

0

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the shares of common stock, $0.0001 par value per share (the "Common Stock") of Renaissance Acquisition Corp. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of February 9, 2010 and amends and supplements the Schedule 13G originally filed on December 1, 2008 (collectively, the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G (collectively, the "Reporting Persons") are:

•	Sonoma Capital, LP;
•	Sonoma Capital, LLC;
•	Sonoma Capital Management, LLC;
•	Jeffrey Thorp IRA, Merrill Lynch, Pierce, Fenner & Smith, Inc. as Custodian (the “Merrill Lynch IRA”);
•	Jeffrey Thorp IRA, Charles Schwab & Co., Inc. as Custodian (the “Charles Schwab IRA”);
•	Jeffrey Thorp IRA, Delaware Charter Guarantee & Trust Company as Custodian (the “Delaware Charter IRA”); and
•	Jeffrey Thorp.

Item 4.Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

None of the Reporting Persons beneficially owns any shares of Common Stock.

Item 5.Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X].

Item 10.Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2010

SONOMA CAPITAL, LP
By: Sonoma Capital, LLC, as General Partner

By: /s/ Jeffrey Thorp
        Jeffrey Thorp,
        Managing Member

SONOMA CAPITAL MANAGEMENT, LLC

By: /s/ Jeffrey Thorp
        Jeffrey Thorp,
        Managing Member

SONOMA CAPITAL, LLC

By: /s/ Jeffrey Thorp
        Jeffrey Thorp,
        Managing Member

JEFFREY THORP IRA, MERRILL LYNCH, PIERCE, FENNER & SMITH, INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
        Jeffrey Thorp

JEFFREY THORP IRA, CHARLES SCHWAB & CO., INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
        Jeffrey Thorp

JEFFREY THORP IRA, DELAWARE CHARTER GUARANTEE & TRUST COMPANY AS CUSTODIAN

By: /s/ Jeffrey Thorp
        Jeffrey Thorp

/s/ Jeffrey Thorp
    Jeffrey Thorp